UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Option Agreement

On December 21, 2011, Monticello Raceway Management, Inc. (“MRMI”), a wholly-owned subsidiary of Empire Resorts, Inc. (the “Company” or “Empire”), entered into an option agreement (the “Option Agreement”) with EPT Concord II, LLC (“EPT”), which Option Agreement was amended by letter agreements, dated March 30, 2012, April 30, 2012 and May 30, 2012. Pursuant to the Option Agreement, EPT granted MRMI a sole and exclusive option (the “Option”) to lease certain EPT property located in Sullivan County, New York (the “EPT Property”) pursuant to the terms of a lease negotiated between the parties.

MRMI and EPT entered into a fourth letter agreement (the “Fourth Option Letter Agreement”), dated as of June 29, 2012 and effective as of June 30, 2012, amending certain terms of the Option Agreement. More specifically, MRMI and EPT agreed to extend the option exercise period from September 21, 2012 to December 21, 2012 (as the same may be further extended pursuant to the Option Agreement). In addition, the parties agreed to extend the date by which they would enter into a master development agreement with respect to the EPT Property from June 30, 2012 to October 1, 2012. Except for these amendments, the Option Agreement remains unchanged and in full force and effect.

This summary description is qualified in its entirety by reference to the actual Fourth Option Letter Agreement, which is filed as 10.1 to this Form 8-K and is incorporated herein by reference.

Degliomini Employment Agreement

The Company entered into an employment agreement, dated as of June 29, 2012, with Charles Degliomini (the “Degliomini Employment Agreement”), to continue to serve as the Company’s Executive Vice President and/or such other titles as may be granted by the Company. Mr. Degliomini’s employment agreement provides for a term ending on June 28, 2013 unless Mr. Degliomini’s employment is terminated by either party in accordance with the provisions thereof. Mr. Degliomini is to receive a base salary of $250,000 and such incentive compensation and bonuses, if any, (i) as the Compensation Committee in its discretion may determine, and (ii) to which Mr. Degliomini may become entitled pursuant to the terms of any incentive compensation or bonus program, plan or agreement from time to time in effect in which he is a participant. In the event that the Company terminates Mr. Degliomini’s employment with Cause (as defined in the Degliomini Employment Agreement) or Mr. Degliomini resigns without Good Reason (as defined in the Degliomini Employment Agreement), the Company’s obligations are limited generally to paying Mr. Degliomini his base salary, unpaid expenses and any benefits to which Mr. Degliomini in entitled through the termination date (collectively “Accrued Obligations”). In the event Mr. Degliomini’s employment is terminated as a result of death or disability, Mr. Degliomini’s or his estate, as the case may be, is entitled to receive the Accrued Obligations and any unvested options held by

Mr. Degliomini shall become vested immediately and remain exercisable through the remainder of its original 5 year term. In the event that the Company terminates Mr. Degliomini’s employment without Cause or Mr. Degliomini resigns with Good Reason, the Company is obligated to pay (i) the Accrued Obligation, (ii) a pro rata portion of any bonus awarded pursuant to a bonus plan in which he is a participant (based on the days worked during the applicable year) and (iii) Mr. Degliomini’s compensation for the lesser of (A) 12 months or (B) the remainder of the term of the agreement and accelerate the vesting of the options granted in contemplation of the agreement, which options shall remain exercisable through the remainder of its original 5 year term. In the event that the Company terminates Mr. Degliomini’s employment without Cause or Mr. Degliomini resigns with Good Reason on or following a Change of Control (as defined in the agreement), the Company is generally obligated to continue to pay Mr. Degliomini’s compensation for the greater of (A) 12 months or (B) the remainder of the term of the agreement and accelerate the vesting of the options granted in contemplation of the agreement, which options shall remain exercisable through the remainder of its original 5 year term.

The Company has agreed to customary indemnification for Mr. Degliomini for any claims arising out of his service to the Company. In addition, Mr. Degliomini agreed to customary non-competition and non-solicitation provisions that extend for a post-termination period ranging from three months to one year following the date of termination depending on the reason for termination. Mr. Degliomini has also agreed to customary terms concerning the protection and confidentiality of company information.

This summary description is qualified in its entirety by reference to the actual Degliomini Employment Agreement, which is filed as 10.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Letter Agreement, dated as of June 29, 2012 and effective as of June 30, 2012, by and between Monticello Raceway Management, Inc. and EPT Concord II, LLC.

10.2	Employment Agreement, dated as of June 29, 2012, by and between Empire Resorts, Inc. and Charles Degliomini.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2012

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	Chief Executive Officer

Exhibit Index

10.1	Letter Agreement, dated as of June 29, 2012 and effective as of June 30, 2012, by and between Monticello Raceway Management, Inc. and EPT Concord II, LLC.

10.2	Employment Agreement, dated as of June 29, 2012, by and between Empire Resorts, Inc. and Charles Degliomini.

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